EXHIBIT 10.2

BEST WESTERN INTERNATIONAL, INC.

EXECUTIVE POLICY

This Best Western International, Inc. (the “Company”) Executive Policy (the “Policy”) shall apply to the Company’s Senior Vice President Chief Marketing Officer, Senior Vice President Chief Operations Officer, Senior Vice President Chief Financial Officer, and Senior Vice President International Operations (all being referred to herein as the “Executive Officers”). The Policy is effective immediately and will remain in effect until further action by the Company. The Company may revise or rescind the Policy at any time.

Benefits under this Policy are payable in the event of a “Qualifying Event”, defined as an Executive Officer’s employment with the Company ending either:

(i)	By the Company without cause; or,

(ii)	By the Executive Officer for good reason.

Payments under the Policy upon a Qualifying Event are the equivalent of one (1) year’s then applicable base salary, plus a pro rata amount of the Executive Officer’s target bonus at the one hundred percent (100%) level for the fiscal year in which the Qualifying Event occurs (based upon length of service in the fiscal year in which the qualifying termination occurs) (the “Event Payment”). All Policy benefits are subject to applicable taxes and withholding. This Policy shall have no effect upon the Company’s Long Term Incentive Plan or 401K Plan, to include vesting of benefits thereunder.

Notwithstanding the above, if the Qualifying Event occurs within two (2) calendar years of both: (i) the Company converting to a for profit corporation; and (ii) the date on which a third-party (i.e., not Company shareholders who were previously Best Western members) purchases a majority of the Company’s equity/shares, the Event Payment shall be the equivalent of two (2) years base salary plus a pro rata amount of the Executive Officer’s target bonus at the one hundred percent (100%) level for the fiscal year in which the Qualifying Event occurs (based upon length of service in the fiscal year in which the qualifying termination occurs).

For purposes of this Policy “cause” shall include the Company’s reasonable belief that any of the following have occurred:

(i)	Conduct by an Executive Officer constituting embezzlement, theft, larceny, fraud or other acts of dishonesty (including, without limitation, the unauthorized disclosure of Confidential Information);

(ii)	The continued failure of Executive Officer to render services after written warning by the Company, and Executive Officer’s failure to cure the same within the thirty (30) day period following Executive Officer’s receipt of the warning;

(iii)	Executive Officer’s conviction of (or pleading guilty to) a felony or any other crime involving fraud, embezzlement, theft, moral turpitude or dishonesty (whether or not such criminal offense is committed in connection with Executive Officer’s duties hereunder, or in the course of his employment with the Company);

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(iv)	Executive Officer’s involvement with any activity or incident which may have a material adverse effect on Executive Officer’s ability to carry out his duties or upon the reputation of the Company;

(v)	Executive Officer’s intentional and unauthorized acts which cause harm to the Company’s financial performance, operations, goodwill or reputation; or

(vi)	Executive Officer’s engaging in material insubordination or repeated insubordination or other willful misconduct or negligence in the performance of duties to the Company as determined in the sole and absolute discretion of the Company.

For purposes of this policy “good reason” shall include:

(i)	A material diminishment of the Executive Officer’s duties or responsibilities;

(ii)	The assignment by the Company to the Executive Officer of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the Executive Officer and which are not duties of an executive nature;

(iii)	Material fraud by the Company; or

(iv)	Discontinuance of the active operation of the Company’s business, or the Company’s insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

An Executive must execute an agreement that includes, but is not limited to, general release, confidentiality, litigation cooperation, and non-disparagement requirements in favor of the Company to receive the Event Payment under the Policy.

The Company shall have the authority and discretion to determine if the Event Payment Payment is made in either: (i) a lump sum; or (ii) generally equal monthly payments corresponding to the number of months of salary paid (i.e., twelve (12) months or twenty-four (24) months).

Nothing in this policy affects any Executive Officer’s “employment at will” status, and either the Executive Officer or the Company may terminate the employment relationship at any time, with or without cause or notice.

Nothing in this Policy shall supersede, affect or provide cumulative rights with respect to, any termination or severance provisions in any bargained for employment agreement that may exist or be entered into from time to time between the Company and an Executive Officer. Nothing in this Policy will provide any additional or cumulative benefits to any Executive Officer with such an employment agreement, which shall be the exclusive source of termination or severance terms for such an Executive Officer.

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October 25, 2017
David Kong
President and Chief Executive Officer

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PROTECTED AS A PERSONNEL MATTER UNDER

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